INTERNATIONAL SHIPHOLDING CORPORATION ANNOUNCES
TERMINATION OF COMMON STOCK OFFERING

Mobile, Alabama, November 15, 2012 – International Shipholding Corporation (NYSE: ISH) today announced that, in light of current market conditions, it has decided not to proceed with its previously-announced common stock offering at this time.

The acquisition of U.S. United Ocean Services, LLC (“UOS”) continues on course for closing later this month through alternative financing sources.

This press release is for informational purposes only and constitutes neither an offer to buy nor a solicitation of an offer to sell any securities.  This press release shall not constitute an offer, solicitation or sale in any jurisdiction.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Forward Looking Statements

This press release includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual events and results may differ materially from those anticipated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could affect actual results include but are not limited to: our ability to finance and consummate our pending acquisition of UOS; prevailing market conditions; changes in the availability of our credit facility or other sources of capital; changes in general market, economic, regulatory or industry conditions; and other risks referenced from time to time in our filings with the Securities and Exchange Commission.  Due to these uncertainties, we cannot assure that we will consummate the UOS acquisition on the terms described above or at all.  We undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com

Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221